EXHIBIT 99.2

Capital Senior Living Corporation Appoints Paul J. Isaac
and Ross B. Levin as New Independent Directors

DALLAS, Texas—March 8, 2017—Capital Senior Living Corporation (the “Company” NYSE:CSU), one of the nation’s largest operators of senior housing communities, announced today the appointment of Paul J. Isaac and Ross B. Levin of Arbiter Partners Capital Management, LLC (“Arbiter”) to its Board of Directors, effective March 7, 2017. The appointments of Messrs. Isaac and Levin fill the vacant Board seat following the passing of Board member Keith Johannessen in December 2016, and expand the Board to 10 directors, nine of whom are independent.  Arbiter and related parties currently own approximately 4.49 million shares of Capital Senior Living, representing approximately 14.95% of the total shares outstanding, making the Arbiter group the Company’s largest shareholder.

Paul Isaac is the founder and CEO of Arbiter and has a broad range of investment experience. He currently serves as a director of Irex Corporation (North Lime Holdings). Ross Levin is the Director of Research for Arbiter, currently serves as a director of Mood Media Corporation, and is a former director of American Community Properties Trust and Presidential Life Corporation.

Lawrence A. Cohen, Chief Executive Officer and Vice Chairman of Capital Senior Living, stated, “We welcome Paul and Ross to the Board. Both are accomplished investors who complement the extensive expertise and talent of our existing board members, and who bring with them the important perspective of a large shareholder. We look forward to leveraging Paul and Ross’ insights as we continue to execute on our long-term, real estate strategy and enhance value for all shareholders.”

“Ross and I are honored to join the Board at this opportune time in the Company’s history,” said Mr. Isaac. “Capital Senior Living is executing a differentiated real estate strategy to drive growth and shareholder value. We believe the Company is uniquely positioned for continued success in a fragmented market.  We look forward to working closely with our colleagues on the Board to achieve our mutual goal of generating additional value for Capital Senior Living shareholders.”

The Board appointments are pursuant to a Support Agreement (the “Agreement”) entered into between Capital Senior Living Corporation and Arbiter. The Agreement will remain in effect for a one year term, and includes customary standstill and voting commitments. The full Agreement will be included as an exhibit to a Current Report on Form 8-K and filed by the Company with the Securities Exchange Commission.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior housing services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 129 senior housing communities in geographically concentrated regions with an aggregate capacity of approximately 16,500 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.